PPD Announces Third Quarter 2006 Earnings

Exhibit 99.1

Contacts:
Linda Baddour
+910 772 6999
linda.baddour@wilm.ppdi.com

Steve Smith
+910 772 7585
stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS;

ANNOUNCES INCREASE IN CASH DIVIDEND

Davenport to Leave Company at Year-End

Third Quarter Highlights:

•	Gross new authorizations of $531.0 million resulting in backlog of nearly $2.2 billion
•	Development segment net revenue growth of 21.3 percent over Q3 2005
•	Annual dividend rate increase of 20 percent from $0.10 to $0.12 per year

WILMINGTON, N.C., October 16, 2006—PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the third quarter ended September 30, 2006.

PPD recorded net revenue of $313.1 million for the third quarter of 2006, an increase of 14.6 percent over net revenue of $273.3 million for the third quarter of 2005. Net revenue for the third quarter 2006 included reimbursed out-of-pocket expenses of $23.3 million, compared to $18.7 million for the same period in 2005. PPD did not receive any payments on discovery programs or transactions in the third quarter of 2006, but third quarter 2005 net revenue included the $15.0 million upfront payment from Takeda related to the July 2005 transfer of the development and commercialization rights for the dipeptidyl peptidase IV (DPP4) inhibitor program to Takeda San Diego, Inc.

Income from operations for the third quarter 2006 was $52.0 million, compared to income from operations of $56.7 million, as adjusted for stock compensation expense, for the same period last year. Third quarter 2006 income from operations included $5.0 million of stock compensation expense. The company adjusted operating income for the third quarter 2005 to include $4.1 million of stock compensation expense pursuant to the modified retrospective application method provided for in Statement of Financial Accounting Standard No. 123(R), “Share-Based Payments,” to allow a more accurate period-to-period comparison. Research and development expense for the third quarter 2006 was $1.9 million, compared to $2.0 million for the same period last year.

Third quarter 2006 earnings per diluted share were $0.31. Earnings per diluted share for third quarter 2006 include stock compensation expense, net of tax, of $0.028 per diluted share. Third quarter 2005 earnings per diluted share were $0.31, as adjusted to include stock compensation expense, net of tax, of $0.022 per diluted share and to reflect the two-for-one stock split completed

PPD Announces Third Quarter 2006 Earnings

on February 28, 2006. Third quarter 2005 earnings per diluted share included the effects of the $15.0 million upfront payment under the Takeda agreement.

The effective tax rate for the third quarter 2006 was 34.0 percent, compared to 35.8 percent for the same period last year.

Segment Performance

Development segment net revenue for the third quarter of 2006, which does not include reimbursed out-of-pocket expenses, was $285.3 million, an increase of 21.3 percent over the same period in 2005. Development segment income from operations for the third quarter 2006 was up 23.0 percent to $53.6 million from $43.6 million for the same period in 2005.

Discovery sciences segment net revenue, which does not include reimbursed out-of-pocket expenses, was $4.5 million for the third quarter of 2006, compared to $19.5 million in the same period last year. Discovery sciences segment third quarter 2006 loss from operations was $1.7 million, compared to income from operations of $13.1 million for the third quarter 2005. Third quarter 2005 net revenue and income from operations for this segment included the effects of the $15.0 million upfront payment from Takeda.

Other Financial Information

Gross new business authorizations for the third quarter of 2006 totaled $531.0 million. The third quarter 2006 cancellation rate was 17.8 percent. Year-to-date net days sales outstanding at September 30, 2006, were 42.8 days. Third quarter 2006 cash flow from operations was $11.6 million, resulting in year-to-date cash flow from operations at September 30, 2006, of $116.4 million. At September 30, 2006, PPD had $372.2 million in cash, cash equivalents and short-term investments and $56.7 million in debt, primarily related to the ongoing construction of the new corporate headquarters building in Wilmington, North Carolina.

Cash Dividend Policy

PPD also announced its board of directors has amended the annual cash dividend policy to increase the annual dividend rate by 20 percent, from $0.10 to $0.12 per year, payable quarterly at a rate of $0.03 per share. PPD expects the new dividend rate will be effective beginning in the fourth quarter 2006.

“We continued to see solid growth in a number of geographic areas and service segments within the industry, which enabled PPD to deliver another quarter of development segment revenue growth exceeding 20 percent, a net book-to-bill of 1.51 and backlog growth of 25 percent versus the same quarter last year,” said Fred Eshelman, chief executive officer of PPD. “PPD’s board of directors, our management team and our employees are pleased to be able to reward our shareholders through the increase in our cash dividend rate, and we remain firmly committed to unlocking additional shareholder value through the delivery of high quality services and the advancement of our compound portfolio strategy.”

Management Change

PPD also announced today that Fred B. Davenport, Jr., its president, has decided not to renew his employment agreement and that his employment with the company will end effective December 31, 2006. In his termination notice to the company, Davenport expressed his intention to pursue

PPD Announces Third Quarter 2006 Earnings

other professional and personal goals while he is still young and energetic enough to do such. The company currently intends to allocate Davenport’s duties among the existing management team.

Commenting on Davenport’s decision, Eshelman said, “Fred Davenport has served PPD tirelessly and capably as a key employee for the past 10 years, first as general counsel, then executive vice president and as president since 2002, and before that as outside counsel. He has been a valued advisor, and on behalf of the entire organization, I would like to thank Fred for his many contributions to PPD over the years.”

PPD will conduct a live conference call and audio Webcast tomorrow, October 17, 2006, at 9 a.m. ET to discuss its third quarter 2006 results. A Q&A session will follow. To access the Webcast, please visit http://www.ppdi.com and follow the instructions under the Investor Presentations/Webcasts link or the Corporate News section of the Web site home page. A replay of the Webcast will be available shortly after the call. If you have difficulty accessing the Webcast via the Internet, PPD has established a direct dial number, +888 214 0355, for telephone access.

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 27 countries and more than 9,000 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including expectations and assumptions about company growth and the payment of future dividends under the annual dividend policy, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: continued success in sales growth; loss of large contracts; increased cancellation rates; risks that we may not continue our dividend policy; economic conditions and outsourcing trends in the pharmaceutical, biotechnology, medical device, academic and government industry segments; competition within the outsourcing industry; risks associated with acquisitions and investments, such as impairments; risks associated with and dependence on collaborative relationships; risks associated with the development and commercialization of drugs, including obtaining regulatory approval; rapid technological advances that make our products and services less competitive; the ability to attract and retain key personnel; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net revenue:
Development	$285,348	$235,148	$821,987	$672,931
Discovery Sciences	4,456	19,458	27,955	35,954
Reimbursed out-of-pockets	23,344	18,674	71,528	53,591

Total net revenue	313,148	273,280	921,470	762,476

Direct costs:
Development	144,121	118,910	412,560	342,891
Discovery Sciences	2,416	2,178	6,893	6,212
Reimbursable out-of-pocket expenses	23,344	18,674	71,528	53,591

Total direct costs	169,881	139,762	490,981	402,694

Research and development	1,887	1,967	3,829	22,233
Selling, general and administrative	77,247	64,417	228,478	184,049
Depreciation	12,008	10,135	34,317	28,006
Amortization	84	279	481	846
Loss on impairment and disposal of assets	42	25	1,428	275
Gain on exchange of assets	—	—	—	(5,144)

Income from operations	51,999	56,695	161,956	129,517

Impairment of equity investment	—	(3,797)	—	(3,797)
Other income, net	3,778	2,803	11,258	6,875

Income before income taxes	55,777	55,701	173,214	132,595
Income tax expense	18,964	19,941	58,141	43,155

Net income	$36,813	$35,760	$115,073	$89,440

Net income per share:
Basic	$0.31	$0.31	$0.99	$0.78

Diluted	$0.31	$0.31	$0.97	$0.77

Weighted average number of shares outstanding:
Basic	116,971	115,286	116,608	114,312

Diluted	118,791	117,140	118,399	116,066

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2006	December 31, 2005
Cash, cash equivalents and short-term investments	$372,209	$319,820
Accounts receivable and unbilled services, net	$388,112	$303,386
Working capital	$442,715	$327,638
Total assets	$1,377,792	$1,159,600
Unearned income	$174,035	$162,662
Long-term debt, including current portion	$56,652	$24,302
Shareholders' equity	$892,243	$750,676